Filed pursuant to rule 424b3
File Numbers 333-133770 & 333-133770-07

The information in the preliminary prospectus supplement (as supplemented by this supplement) is not complete and may be amended. We may not sell these securities until we deliver a final prospectus supplement and accompanying prospectus. The preliminary prospectus supplement (as supplemented by this supplement) is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

$1,750,000,000
Volkswagen Auto Lease Trust 2009-A
Issuing Entity
Volkswagen Auto Lease/Loan Underwritten Funding, LLC
Depositor
VW Credit, Inc.
Servicer/Sponsor

Supplement, dated May 4, 2009 (subject to completion)
to
Preliminary Prospectus Supplement, dated April 29, 2009 (subject to completion)
to
Prospectus dated April 28, 2009

This Supplement should be read in conjunction with the Preliminary Prospectus Supplement, dated April 29, 2009, and the Prospectus, dated April 28, 2009.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined if the prospectus supplement (as supplemented by this supplement) or the prospectus that accompanies the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Preliminary Prospectus Supplement referenced above is hereby modified and supplemented as described in this supplement. References to page numbers are to the page numbers in the Preliminary Prospectus Supplement referenced above.
Front Cover Page:
•	The total principal amount of the Notes indicated on the top of the front cover page is modified to read: $1,750,000,000.

•	The column titled “Principal Amount” is modified to read:

Principal Amount
Class A-1 Notes	$373,000,000
Class A-2 Notes	489,000,000
Class A-3 Notes	774,000,000
Class A-4 Notes	114,000,000

Total	$1,750,000,000

•	The third bullet point is modified to read “Credit enhancement for the notes offered hereby will consist of a reserve account, with an initial deposit of $17,213,116.39 and overcollateralization of $545,082,185.79.”
Summary:
•	The column titled “Principal Amount” in the table under “Summary — The Offered Notes” on page S-2 is modified to read:

Principal
Class	Amount
Class A-1 Notes	$373,000,000
Class A-2 Notes	$489,000,000
Class A-3 Notes	$774,000,000
Class A-4 Notes	$114,000,000
•	The information under “Summary — Issuing Entity Property — Lease Information” is modified by inserting the following paragraph under the second paragraph of that section on page S-5:
“As of the close of business on the cutoff date, the leases and the related leased vehicles to be allocated to the Transaction SUBI had:
•	an aggregate securitization value of $2,295,082,185.79, of which $1,284,408,231.37 (approximately 55.96%) represented the discounted base residual values of the leased vehicles;

•	a weighted average original lease term of approximately 38.6 months; and

•	a weighted average remaining term to scheduled maturity of approximately 28.3 months.”

•	The third paragraph under “Summary — Issuing Entity Property — Lease Information” on page S-5 is modified to read “As of the cut-off date, the leases and the related vehicles to be allocated to the Transaction SUBI will have an aggregate securitization value of not less than $2,295,082,185.79.”
•	Clause (2) under the sixth bullet point under “Summary — Priority of Payments” on page S-6 is modified to read “$590,983,662.84”.

•	The second sentence of the first paragraph under “Summary — Credit Enhancement — Reserve Account” on page S-6 is modified to read “The reserve account will be fully funded on the closing date with a deposit of $17,213,116.39, which is 0.75% of the aggregate initial securitization value of the assets allocated to the Transaction SUBI as of the cutoff date.”

•	The third sentence under “Summary — Credit Enhancement — Overcollateralization” on page S-7 is modified to read: “The initial amount of overcollateralization will be $545,082,185.79, or 23.75% of the initial securitization value of the Transaction SUBI assets as of the cutoff date.”

Risk Factors:

•	The first sentence under “Risk Factors — The concentration of leased vehicles to particular models could negatively affect the issuing entity’s assets” on page S-10 is modified to read “The A-4, Jetta and Passat models represent approximately 26.17%, 23.00% and 15.25% of the aggregate securitization value, respectively, of the leases allocated to the Transaction SUBI as of the cutoff date.”

•	The table set forth in the second paragraph under “Risk Factors — The geographic concentration of the leases, economic factors and lease performance could negatively affect the issuing entity’s assets” on page S-10 is modified to read as follows:

Percentage of Aggregate Securitization
State	Value as of the Cutoff Date
California	18.64%
New York	12.95%
Florida	12.62%
New Jersey	8.62%
Overview of the Transaction:
•	The third sentence of the fourth paragraph under “Overview of the Transaction” on page S-14 is modified to read “The issuing entity will issue the notes in an aggregate principal amount of $1,750,000,000 (the “initial note balance”), and will pledge the Transaction SUBI Certificate to the indenture trustee as security therefor.”

The Issuing Entity:
•	The first table under “The Issuing Entity — Capitalization and Liabilities of the Issuing Entity” on page S-17 is modified to read:

Transaction SUBI Certificate	$2,295,082,185.79
Reserve Account	$17,213,116.39
•	The second table under “The Issuing Entity — Capitalization and Liabilities of the Issuing Entity” on page S-17 is modified to read:

Class A-1 Asset Backed Notes	$373,000,000.00
Class A-2 Asset Backed Notes	$489,000,000.00
Class A-3 Asset Backed Notes	$774,000,000.00
Class A-4 Asset Backed Notes	$114,000,000.00
Certificate	$545,082,185.79

Total	$2,295,082,185.79

The Leases:
•	The sixth sentence of the first paragraph under “The Leases — Characteristics of the Units — Securitized Portfolio Information” on page S-23 is modified to read “As of the cut-off date, the leases and the related vehicles to be allocated to the Transaction SUBI will have an aggregate securitization value of not less than $2,295,082,185.79.”

•	The first sentence of the second paragraph under “The Leases — Representations, Warranties and Covenants — Eligibility Criteria and Portfolio Characteristics” on pages S-24 and S-25 is modified to read “For purposes of TALF, as of the cutoff date, the weighted average FICO®* score of the lessees is 703 (assuming, for calculation purposes, that lessees with no FICO® score are assigned the minimum FICO® score of 300).”

•	The tables under “The Leases — Representations, Warranties and Covenants — Eligibility Criteria and Portfolio Characteristics” on page S-25 and on pages S-28 through S-31 refer to a statistical pool of leases. The modified tables based on the actual pool data with respect to the leases allocated to the Transaction SUBI are set forth on Appendix A to this Supplement.
Weighted Average Life of the Securities:
•	The tenth bullet under the third paragraph under “Weighted Average Life of the Securities” on page S-35 is modified to read “the reserve account is funded with an amount equal to $17,213,116.39;”.

•	The eleventh bullet under the third paragraph under “Weighted Average Life of the Securities” on page S-35 is modified to read “the aggregate Securitization Value of the

Included Units as of the cutoff date is $2,295,082,185.79, based on the statistical Securitization Rate of 9.00%;”.

•	The following is inserted below the eleventh bullet under the third paragraph under “Weighted Average Life of the Securities” on page S-35:
“•	interest accrues on the notes at the following coupon rates: Class A-1 notes, 2.21644%; Class A-2 notes, 4.01%; Class A-3 notes, 4.65%; and Class A-4 notes 5.97%; and”.
•	The four tables following the last paragraph in “Weighted Average Life of the Securities” on pages S-36 through S-39 are modified to read as set forth in Appendix B to this Supplement.
Description of the Transfer Agreements and the Administration Agreement:
•	The first sentence of the second paragraph under “Description of the Transfer Agreements and the Administration Agreement — The Accounts — The Reserve Account” on page S-47 is modified to read as follows: “The reserve account will be funded by a deposit from proceeds of the offering of the notes on the closing date in an amount equal to $17,213,116.39 (the “Targeted Reserve Account Balance”), representing 0.75% of the aggregate initial Securitization Value of the assets allocated to the Transaction SUBI as of the cutoff date.”

•	The definition of “Targeted Overcollateralization Amount” under “Description of the Transfer Agreements and the Administration Agreement — Priority of Payments” on page S-52 is modified to read “‘Targeted Overcollateralization Amount’ means $590,983,662.84.”

•	The third sentence under “Description of the Transfer Agreements and the Administration Agreement — Overcollateralization” on page S-52 is modified to read “The initial amount of overcollateralization will be $545,082,185.79, or 23.75% of the initial Securitization Value of the Transaction SUBI assets as of the cutoff date.”
Underwriting:
•	The table below the first paragraph under “Underwriting” on page S-64 is modified to read as follows:

	Class A-1	Class A-2	Class A-3	Class A-4
Underwriter	Notes	Notes	Notes	Notes	Total
Banc of America Securities LLC	$	$	$	$	$
J.P. Morgan Securities Inc.	$	$	$	$	$
Citigroup Global Markets Inc.	$	$	$	$	$
Deutsche Bank Securities Inc.	$	$	$	$	$
RBS Securities Inc.	$	$	$	$	$
SG Americas Securities, LLC	$	$	$	$	$
Total	$373,000,000	$489,000,000	$774,000,000	$114,000,000		$1,750,000,000

Static Pool Information:
•	The second line of the titles of the tables on pages A-10 and A-13 under “Static Pool Information Regarding Certain Previous Securitizations” are each modified to read “Original Aggregate Securitization Value $1,648,380,192.94”.
Back Cover Page:
•	The principal amount of each Class of Notes indicated on the back cover page is modified to read as follows:
Class A-1 Notes     $373,000,000
Class A-2 Notes     $489,000,000
Class A-3 Notes     $774,000,000
Class A-4 Notes     $114,000,000

Appendix A
Actual Pool Data

     The Units, in the aggregate, possess the following characteristics:
Pool Characteristics
as of Cutoff Date

Lease Securitization	2009-A
Closing Date	May 12, 2009
Cutoff Date	March 28, 2009

Number of Leases	104,213
Original Book Value(1)	$2,625,153,277.01
Original Aggregate Securitization Value	$2,295,082,185.79
Average	$22,022.99
Minimum	$6,861.54
Maximum	$72,755.78
Percentage New Vehicles	100.00%
Percentage Audi Vehicles	44.40%
Percentage Volkswagen Vehicles	55.60%
Base Residual	$1,568,723,689.90
Average	$15,053.05
Minimum	$3,972.50
Maximum	$48,551.35
Original Term (Months)
Weighted Average(2)	38.56
Minimum	12
Maximum	60
Remaining Term (Months)
Weighted Average(2)	28.32
Minimum	2
Maximum	48
Seasoning (Months)(3)
Weighted Average(2)	10.24
Minimum	0
Maximum	58
Weighted Average FICO® Score(2)(4)(5)	736
Minimum(5)	500
Maximum(5)	884
Discounted Base Residual as a % of Aggregate Securitization Value	55.96%
Base Residual as a % of MSRP	49.06%

(1)	Original Book Value is determined based on capitalized amounts of the leases less the accumulated depreciation of the related leased vehicles.

(2)	Weighted average by Securitization Value.

(3)	Seasoning refers to the number of months elapsed since origination of the leases.

(4)	FICO® is a federally registered trademark of Fair, Isaac & Company.

(5)	FICO® scores are calculated as of the origination of the related leases and excludes lessees for which no FICO® score was available as of the origination of the related lease.

     Distribution of the Leased Vehicles by Model
     The distribution of the leased vehicles as of the cutoff date by model was as follows:

				Percentage of
		Percentage of	Aggregate	Aggregate
	Number of	Total Number	Securitization	Securitization
Vehicle Model	Leases	of Leases(1)	Value(1)(2)	Value(1)(2)
A4	21,871	20.99%	$600,646,415.62	26.17%
Jetta	32,734	31.41	527,901,661.36	23.00
Passat	17,046	16.36	349,927,981.50	15.25
A6	5,713	5.48	189,371,804.23	8.25
Q7	3,225	3.09	116,900,597.41	5.09
Beetle	5,536	5.31	96,323,678.71	4.20
Golf	5,536	5.31	93,301,471.59	4.07
Touareg	2,237	2.15	57,647,822.11	2.51
Tiguan	2,340	2.25	51,669,114.53	2.25
Audi Other	1,390	1.33	43,947,176.50	1.91
A5	953	0.91	43,835,725.74	1.91
GTI	1,492	1.43	30,383,670.54	1.32
EOS	929	0.89	26,272,800.69	1.14
A3	1,046	1.00	24,424,931.57	1.06
Routan	940	0.90	22,610,050.61	0.99
Rabbit	1,225	1.18	19,917,283.07	0.87

Total:	104,213	100.00%	$2,295,082,185.79	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the statistical Securitization Rate.

     Distribution of the Leases by Original Term to Maturity
     The distribution of the leases as of the cutoff date by original term to maturity was as follows:

				Percentage of
		Percentage of	Aggregate	Aggregate
	Number of	Total Number	Securitization	Securitization
Original Term (Months)	Leases	of Leases(1)	Value(1)(2)	Value(1)(2)
1 – 12	10	0.01%	$212,988.60	0.01%
13 – 24	3,336	3.20	69,066,883.66	3.01
25 – 36	57,330	55.01	1,371,355,850.97	59.75
37 – 48	43,519	41.76	854,219,285.40	37.22
49 – 60	18	0.02	227,177.16	0.01

Total:	104,213	100.00%	$2,295,082,185.79	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the statistical Securitization Rate.
     Distribution of the Leases by Remaining Term to Maturity
     The distribution of the leases as of the cutoff date by remaining term to maturity was as follows:

				Percentage of
		Percentage of		Aggregate
	Number of	Total Number	Aggregate Securitization	Securitization
Remaining Term (Months)	Leases	of Leases(1)	Value(1)(2)	Value(1)(2)
1 – 12	11,434	10.97%	$192,980,786.19	8.41%
13 – 24	19,866	19.06	419,354,866.19	18.27
25 – 36	56,586	54.30	1,320,120,258.06	57.52
37 – 48	16,327	15.67	362,626,275.34	15.80

Total	104,213	100.00%	$2,295,082,185.79	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the statistical Securitization Rate.

     Distribution of the Leases by Maturity
     The distribution of the leases as of the cutoff date by year and quarter of maturity was as follows:

				Percentage of
		Percentage of	Aggregate	Aggregate
	Number of	Total Number	Securitization	Securitization
Quarter of Maturity	Leases	of Leases(1)	Value(1)(2)	Value(1)(2)
2nd Quarter 2009	1,007	0.97%	$19,858,379.77	0.87%
3rd Quarter 2009	3,180	3.05	44,979,476.81	1.96
4th Quarter 2009	2,084	2.00	38,641,756.23	1.68
1st Quarter 2010	5,163	4.95	89,501,173.39	3.90
2nd Quarter 2010	3,631	3.48	68,679,985.30	2.99
3rd Quarter 2010	1,471	1.41	30,130,675.77	1.31
4th Quarter 2010	3,538	3.39	90,402,613.66	3.94
1st Quarter 2011	11,226	10.77	230,141,591.46	10.03
2nd Quarter 2011	15,854	15.21	364,267,023.19	15.87
3rd Quarter 2011	15,723	15.09	350,613,900.79	15.28
4th Quarter 2011	7,570	7.26	223,579,045.40	9.74
1st Quarter 2012	17,439	16.73	381,660,288.69	16.63
2nd Quarter 2012	8,206	7.87	186,912,218.06	8.14
3rd Quarter 2012	4,945	4.75	102,561,117.14	4.47
4th Quarter 2012	1,819	1.75	42,175,190.72	1.84
1st Quarter 2013	1,357	1.30	30,977,749.42	1.35

Total:	104,213	100.00%	$2,295,082,185.79	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the statistical Securitization Rate.

     Distribution of the Leases by State
     The distribution of the leases as of the cutoff date by state of origination (based on the address of the lessee), was as follows:

				Percentage of
		Percentage of	Aggregate	Aggregate
	Number of	Total Number	Securitization	Securitization
State of Origination	Leases	of Leases(1)	Value(1)(2)	Value(1)(2)
California	19,540	18.75%	$427,866,802.07	18.64%
New York	12,526	12.02	297,154,558.22	12.95
Florida	13,524	12.98	289,573,095.48	12.62
New Jersey	8,632	8.28	197,784,003.03	8.62
Pennsylvania	4,095	3.93	89,225,422.16	3.89
Texas	3,976	3.82	88,231,684.93	3.84
Ohio	4,028	3.87	86,012,901.88	3.75
Massachusetts	3,381	3.24	75,006,882.66	3.27
Connecticut	3,172	3.04	74,768,730.62	3.26
Illinois	2,848	2.73	68,292,548.14	2.98
Washington	2,514	2.41	52,695,978.83	2.30
Michigan	2,480	2.38	51,277,630.71	2.23
Virginia	1,892	1.82	39,319,754.53	1.71
Minnesota	1,845	1.77	38,366,880.98	1.67
Colorado	1,648	1.58	37,519,061.55	1.63
Arizona	1,726	1.66	34,642,904.35	1.51
North Carolina	1,634	1.57	33,664,009.63	1.47
Georgia	1,471	1.41	33,073,712.12	1.44
Wisconsin	1,559	1.50	31,466,824.59	1.37
Maryland	1,111	1.07	25,847,798.28	1.13
Nevada	1,181	1.13	25,201,565.75	1.10
Indiana	1,017	0.98	21,027,659.88	0.92
Missouri	865	0.83	17,975,164.86	0.78
Oregon	716	0.69	14,901,427.67	0.65
Rhode Island	679	0.65	14,342,229.16	0.62
Utah	643	0.62	13,829,288.96	0.60
New Hampshire	540	0.52	11,234,177.34	0.49
South Carolina	494	0.47	10,108,711.78	0.44
Kentucky	459	0.44	9,672,586.68	0.42
Nebraska	449	0.43	8,623,084.88	0.38
Tennessee	382	0.37	8,284,376.57	0.36
Alabama	383	0.37	7,936,932.64	0.35
Iowa	347	0.33	7,789,651.97	0.34
Kansas	315	0.30	6,426,765.48	0.28
Louisiana	288	0.28	6,326,047.04	0.28
Hawaii	290	0.28	6,186,672.73	0.27
Washington, D.C.	267	0.26	5,738,131.31	0.25
Vermont	242	0.23	5,101,653.76	0.22
Maine	260	0.25	5,068,190.49	0.22
New Mexico	138	0.13	3,130,060.02	0.14
South Dakota	125	0.12	2,752,140.55	0.12
Idaho	127	0.12	2,625,290.85	0.11
West Virginia	100	0.10	2,189,510.99	0.10
Montana	64	0.06	1,538,252.68	0.07
Delaware	64	0.06	1,311,063.73	0.06
North Dakota	50	0.05	1,121,537.40	0.05
Mississippi	43	0.04	861,627.95	0.04
Wyoming	31	0.03	768,883.55	0.03
Oklahoma	30	0.03	720,886.35	0.03
Arkansas	19	0.02	428,521.31	0.02
Alaska	3	0.00	68,906.68	0.00

Total	104,213	100.00%	$2,295,082,185.79	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on the statistical Securitization Rate.

     No state other than California, Florida, New York and New Jersey accounts for 5% or more of the cutoff date aggregate Securitization Value of the leases and related leased vehicles. Adverse economic conditions in any of these states may have a disproportionate impact on the performance of the leases and the leased vehicles. See “Risk Factors — The geographic concentration of the leases, economic factors and lease performance could negatively affect the issuing entity’s assets.”
     Distribution of the Leases by FICO Score as of the Cut-off Date
     The distribution of the leases as of the cutoff date by FICO score was as follows:

		Percent of
	Number of	Total Number	Aggregate Securitization	Percent of Aggregate
FICO Score Range	Leases	of Leases(1)	Value(1)(2)	Securitization Value(1)(2)
No FICO	6,407	6.15%	$175,473,375.59	7.65%
500 to 549	162	0.16	2,865,198.36	0.12
550 to 599	937	0.90	16,729,081.06	0.73
600 to 649	10,542	10.12	215,096,427.01	9.37
650 to 699	19,456	18.67	407,620,279.34	17.76
700 to 749	26,046	24.99	558,373,663.60	24.33
750 to 799	21,696	20.82	481,040,758.29	20.96
800 to 849	16,761	16.08	386,650,109.88	16.85
850 to 899	2,206	2.12	51,233,292.67	2.23

Total	104,213	100.00%	$2,295,082,185.79	100.00%

(1)	Balances and percentages may not add to total due to rounding.

(2)	Based on statistical Securitization Rate.

Appendix B
ABS Tables

Percentage of Class A-1 Note Balance Outstanding(1)

	Prepayment Assumption
Payment Date	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2009	77.54%	75.21%	74.01%	72.78%	70.26%	67.62%
July 2009	65.42%	61.83%	59.98%	58.09%	54.18%	50.10%
August 2009	51.79%	46.90%	44.38%	41.80%	36.45%	30.86%
September 2009	41.00%	34.69%	31.43%	28.09%	21.16%	13.89%
October 2009	30.59%	22.87%	18.86%	14.75%	6.22%	0.00%
November 2009	21.60%	12.40%	7.61%	2.70%	0.00%	0.00%
December 2009	11.69%	0.97%	0.00%	0.00%	0.00%	0.00%
January 2010	1.42%	0.00%	0.00%	0.00%	0.00%	0.00%
February 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
March 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
April 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
May 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
June 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
July 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
August 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
September 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
October 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
November 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
December 2010	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
January 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
February 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
March 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
April 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
May 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
June 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
July 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
August 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
September 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
October 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
November 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life (years) (2)	0.34	0.30	0.29	0.27	0.25	0.23
Weighted Average Life to Optional Purchase (years)(2)(3)	0.34	0.30	0.29	0.27	0.25	0.23

(1)	Percentages assume no optional purchase occurs.

(2)	The weighted average life of the Class A-1 notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)	Assumes depositor exercises its optional purchase right on the first payment date on which it is permitted to do so.

Percentage of Class A-2 Note Balance Outstanding(1)

	Prepayment Assumption
Payment Date	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2009	100.00%	100.00%	100.00%	100.00%	100.00%	97.88%
November 2009	100.00%	100.00%	100.00%	100.00%	94.25%	85.99%
December 2009	100.00%	100.00%	96.48%	92.10%	82.95%	73.22%
January 2010	100.00%	91.74%	86.85%	81.82%	71.28%	60.02%
February 2010	92.93%	82.40%	76.89%	71.19%	59.21%	46.36%
March 2010	83.64%	71.94%	65.80%	59.44%	46.01%	31.54%
April 2010	70.91%	58.16%	51.44%	44.47%	29.70%	13.68%
May 2010	58.93%	45.13%	37.83%	30.25%	14.10%	0.00%
June 2010	51.84%	36.80%	28.83%	20.51%	2.74%	0.00%
July 2010	45.15%	28.86%	20.19%	11.12%	0.00%	0.00%
August 2010	38.86%	21.28%	11.89%	2.04%	0.00%	0.00%
September 2010	32.80%	13.92%	3.78%	0.00%	0.00%	0.00%
October 2010	25.96%	5.81%	0.00%	0.00%	0.00%	0.00%
November 2010	17.56%	0.00%	0.00%	0.00%	0.00%	0.00%
December 2010	9.20%	0.00%	0.00%	0.00%	0.00%	0.00%
January 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
February 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
March 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
April 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
May 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
June 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
July 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
August 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
September 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
October 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
November 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life (years) (2)	1.20	1.06	0.99	0.94	0.84	0.77
Weighted Average Life to Optional Purchase (years) (2)(3)	1.20	1.06	0.99	0.94	0.84	0.77

(1)	Percentages assume no optional purchase occurs.

(2)	The weighted average life of the Class A-2 notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)	Assumes depositor exercises its optional purchase right on the first payment date on which it is permitted to do so.

Percentage of Class A-3 Note Balance Outstanding(1)

	Prepayment Assumption
Payment Date	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2010	100.00%	100.00%	100.00%	100.00%	100.00%	97.76%
June 2010	100.00%	100.00%	100.00%	100.00%	100.00%	89.37%
July 2010	100.00%	100.00%	100.00%	100.00%	94.71%	81.04%
August 2010	100.00%	100.00%	100.00%	100.00%	87.84%	72.76%
September 2010	100.00%	100.00%	100.00%	95.65%	81.01%	64.41%
October 2010	100.00%	100.00%	96.81%	89.56%	73.70%	55.50%
November 2010	100.00%	97.62%	90.33%	82.60%	65.56%	45.73%
December 2010	100.00%	91.62%	83.90%	75.69%	57.42%	35.81%
January 2011	98.47%	83.73%	75.67%	67.06%	47.74%	24.44%
February 2011	92.02%	76.71%	68.29%	59.25%	38.76%	13.48%
March 2011	82.88%	67.26%	58.63%	49.32%	27.97%	0.87%
April 2011	68.49%	53.19%	44.69%	35.48%	14.16%	0.00%
May 2011	54.74%	39.87%	31.57%	22.54%	1.48%	0.00%
June 2011	42.03%	27.64%	19.58%	10.78%	0.00%	0.00%
July 2011	28.07%	14.73%	7.27%	0.00%	0.00%	0.00%
August 2011	14.70%	2.45%	0.00%	0.00%	0.00%	0.00%
September 2011	3.71%	0.00%	0.00%	0.00%	0.00%	0.00%
October 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
November 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life (years) (2)	2.08	1.97	1.91	1.83	1.67	1.49
Weighted Average to Optional Purchase (years) (2)(3)	2.08	1.97	1.90	1.83	1.67	1.49

(1)	Percentages assume no optional purchase occurs.

(2)	The weighted average life of the Class A-3 notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)	Assumes depositor exercises its optional purchase right on the first payment date on which it is permitted to do so.

Percentage of Class A-4 Note Balance Outstanding(1)

	Prepayment Assumption
Payment Date	0%	50%	75%	100%	150%	200%
Closing Date	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 2009	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
May 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
June 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
July 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
August 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
September 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
October 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
November 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
December 2010	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
January 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
February 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
March 2011	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
April 2011	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%
May 2011	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%
June 2011	100.00%	100.00%	100.00%	100.00%	32.86%	0.00%
July 2011	100.00%	100.00%	100.00%	94.31%	0.00%	0.00%
August 2011	100.00%	100.00%	70.28%	19.94%	0.00%	0.00%
September 2011	100.00%	48.15%	0.00%	0.00%	0.00%	0.00%
October 2011	46.29%	0.00%	0.00%	0.00%	0.00%	0.00%
November 2011	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Weighted Average Life (years) (2)	2.46	2.38	2.32	2.27	2.12	1.93
Weighted Average Life to Optional Purchase (years) (2)(3)	2.34	2.26	2.18	2.18	2.01	1.84

(1)	Percentages assume no optional purchase occurs.

(2)	The weighted average life of the Class A-4 notes is determined by (a) multiplying the amount of each distribution in reduction of principal amount by the number of years from the closing date to the date indicated, (b) adding the results and (c) dividing the sum by the aggregate distributions in reduction of principal amount referred to in clause (a).

(3)	Assumes depositor exercises its optional purchase right on the first payment date on which it is permitted to do so.